Exhibit 99.1
February 19, 2019
JELD-WEN Announces Fourth Quarter and Full Year 2018 Results, Provides 2019 Outlook, and Announces Board Leadership Transition
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three months and full year ended December 31, 2018, provided its 2019 outlook and announced an upcoming leadership transition with its board of directors.

Highlights:

•	Net revenues for the fourth quarter increased 11.8% year over year to $1.091 billion, bringing full year revenue to $4.347 billion

•	Net revenue growth for the fourth quarter was driven by a 14% contribution from acquisitions, partially offset by a 2% foreign exchange headwind, while core revenues were unchanged

•	Net income for the fourth quarter was $39.7 million, an increase of $133.4 million year over year bringing full year net income to $144.3 million

•	Diluted earnings per share ("EPS") for the fourth quarter was $0.38, an increase of $1.27, and adjusted EPS amounted to $0.41, an increase of $0.15, year over year

•	Adjusted EBITDA for the fourth quarter increased by $6.5 million year over year to $109.6 million, bringing full year adjusted EBITDA to $465.3 million

•	Repurchased 2.2 million shares for $41.4 million during the fourth quarter

•	Outlook for full year 2019 includes net revenue growth of 1% to 5% and adjusted EBITDA of $470 million to $505 million

“I am proud of the sequential improvements in execution that we made during the fourth quarter, delivering 2018 revenue and adjusted EBITDA growth of 15.5% and 6.3%, respectively, and capping our fifth consecutive year of adjusted EBITDA growth" said Gary S. Michel, president and chief executive officer. "While core operating results in the fourth quarter were challenged in certain businesses due to weak volumes, unfavorable mix, and input cost inflation, we delivered core margin expansion in our North America and Australasia segments. We made solid progress in the quarter with the deployment of our business operating system, the JELD-WEN Excellence Model or JEM, driving improved service levels and favorable labor efficiencies. These improvements have strengthened our relationships with channel partners and customers, which will contribute core revenue growth and margin expansion in 2019."
Fourth Quarter 2018 Results

•	Delivered core adjusted EBITDA margin expansion in North America and Australasia

•	Favorable price / cost realization

•	Europe results challenged by unfavorable mix
Net revenues for the three months ended December 31, 2018 increased $115.3 million, or 11.8%, to $1.091 billion, compared to $975.8 million for the same period last year. The increase in net revenues was driven by a 14% contribution from recent acquisitions, partly offset by a 2% adverse impact from foreign exchange. Core revenue, which excludes the impact of foreign exchange and acquisitions completed in the last twelve months, was unchanged during the quarter. Core revenue included a 2% benefit from favorable pricing, which was offset by a 2% impact from unfavorable volume/mix.
Net income was $39.7 million, compared to a net loss of $93.7 million in the same quarter last year, an increase of $133.4 million. The increase in net income was primarily due to contributions from recent acquisitions and the non-recurrence of tax charges taken during the fourth quarter of 2017. Excluding the benefit of distinct items in the quarter, the effective book tax rate was approximately 32.2%. Adjusted net income for the fourth quarter was $42.5 million, compared to $28.5 million in the same quarter last year, an increase of $14.0 million.
EPS for the fourth quarter was $0.38 compared to $(0.89) for the same quarter last year, an increase of $1.27. Adjusted EPS was $0.41 compared to $0.26 for the same quarter last year, an increase of $0.15.

Adjusted EBITDA increased $6.5 million, or 6.3%, to $109.6 million, compared to $103.1 million in the same quarter last year. Adjusted EBITDA margins decreased 60 basis points in the quarter to 10.0%, from 10.6% in the prior year. The decrease in adjusted EBITDA margins was due to a decline in core adjusted EBITDA margins of 60 basis points. Core margins were adversely impacted by unfavorable mix in Europe, partially offset by core margin improvements in North America and Europe.
On a segment basis for the fourth quarter of 2018, compared to the same period last year:

•
North America - Net revenues increased $71.5 million, or 13.0%, to $621.6 million, due primarily to a 14% contribution from recent acquisitions, partially offset by a 1% decline in core revenues. Core revenue decline from volume/mix of 4%, was partly offset by a 3% pricing benefit. Volume headwinds were most significant in the U.S. windows and Canada businesses. Adjusted EBITDA increased $7.1 million, or 11.6%, to $68.2 million. Adjusted EBITDA margin declined by 10 basis points to 11.0%, as foreign exchange and the dilutive impact of recent acquisitions more than offset a 40 basis point improvement in core adjusted EBITDA margins. The increase in core margins was primarily due to improved pricing and reduced SG&A expense, partially offset by unfavorable volume/mix and inflation in raw materials and freight.

•
Europe - Net revenues increased $26.1 million, or 9.4%, to $302.5 million, due to a 12% contribution from recent acquisitions, partially offset by 4% from the unfavorable impact of foreign exchange. Core revenues increased by 1% due to favorable pricing. Adjusted EBITDA decreased $6.0 million, or 16.9%, to $29.3 million. Adjusted EBITDA margins declined 310 basis points to 9.7%, primarily due to a decrease in core adjusted EBITDA margins of 210 basis points and the adverse impact of foreign exchange. Core margins declined primarily due to unfavorable channel and product mix.

•
Australasia - Net revenues increased $17.7 million, or 11.9%, to $166.9 million, primarily due to the contribution from recent acquisitions of 19%, partially offset by 6% from the unfavorable impact of foreign exchange, while core growth declined by 1%. Adjusted EBITDA increased $2.8 million, or 13.0%, to $24.0 million. Adjusted EBITDA margin expanded by 20 basis points to 14.4%, due to a 10 basis point improvement in core adjusted EBITDA margins. The increase in core margins was due to an improvement in productivity and reduced SG&A expense.

Full Year 2018 Results

•	Revenue growth of 15.5% driven by recent acquisitions

•	Fifth consecutive year of adjusted EBITDA growth
Net revenues for the twelve months ended December 31, 2018 increased $583.0 million, or 15.5%, to $4.347 billion, compared to $3.764 billion for the same period last year. The increase was driven by a 15% contribution from recent acquisitions and a 1% contribution from core growth. Net income increased $133.5 million, to $144.3 million, compared to $10.8 million in the same period last year. Adjusted EBITDA increased $27.7 million, or 6.3%, to $465.3 million, compared to $437.6 million in the same period last year. Adjusted EBITDA margins decreased 90 basis points to 10.7%, from 11.6% in the same period a year ago. The decrease in adjusted EBITDA margins was primarily due to the impact of recent acquisitions and a decrease in core adjusted EBITDA margins of approximately 70 basis points.

Cash Flow and Balance Sheet

•	Increased capital investments to fund productivity initiatives and future growth

•	Repurchased $125.0 million of common stock in 2018

•	Strong liquidity and improving leverage ratios now within targeted range
Cash flows from operations totaled $219.7 million in 2018 compared to $265.8 million in 2017. Cash flows from operations improved by $131.7 million sequentially during the fourth quarter, compared to a $91.4 million sequential improvement from the third quarter to the fourth quarter of 2017. Free cash flow decreased $101.7 million year over year in 2018 to $101.0 million, from $202.7 million in 2017. The decrease in free cash flow was primarily due to increased working capital requirements and increased capital expenditures.
The company repurchased 5,287,964 shares of its common stock for a total of $125.0 million in 2018. During the fourth quarter, the company repurchased 2,207,370 shares for a total of $41.4 million. At the end of the quarter, $125.0 million was available for additional repurchases through December 2019 under the current authorization.
Cash and cash equivalents as of December 31, 2018 were $117.0 million, compared to $220.2 million as of December 31, 2017. Total debt as of December 31, 2018 was $1.478 billion, compared to $1.274 billion as of December 31, 2017.

Outlook for 2019

•	Outlook includes core revenue growth and margin expansion

•	Confidence in 2019 outlook based on pipeline of productivity cost saving initiatives and pricing actions

•	Elevated capital expenditures to fund facility rationalization program, which will improve margins and return on invested capital, simplify operations, and drive efficiencies
In 2019, the company sees a mixed demand environment across its segments. For the North America segment, the company expects market growth based on a stable residential repair and remodel backdrop and modest new construction growth. In the Europe segment, moderating economic growth is likely to result in flat end market demand. In the Australasia segment, tightening credit policies are expected to result in moderate contraction in the company's primary end market of residential new construction.
The company’s outlook for adjusted EBITDA in 2019 is $470 million to $505 million, compared to adjusted EBITDA for 2018 of $465.3 million. The outlook assumes net revenue growth of 1% to 5%, based upon core revenue growth of approximately 2%. Additionally, the outlook assumes core adjusted EBITDA margin improvement of 40 basis points at the midpoint.
Full year 2019 capital expenditures are expected to be in the range of $140 million to $160 million, compared to 2018 capital expenditures of $118.7 million. Capital expenditures are expected to remain near these levels through completion of the company's facility rationalization plan in 2021.
"Based on our strong pipeline of productivity initiatives, significant channel investments, pricing actions, and a stabilizing environment for input cost inflation, we are confident in our ability to meet our financial commitments in 2019," said Mr. Michel.

Board of Directors Transition

The company also today announced that Kirk S. Hachigian, non-executive chairman, has indicated his intention to retire from the board of directors at the conclusion of the company’s annual meeting of shareholders in May 2019. The board has selected Matthew Ross to succeed Mr. Hachigian as non-executive chairman when Mr. Hachigian retires. Mr. Ross joined the board of directors in 2011.

“It has been a great honor to both lead and support the JELD-WEN management team over the past five years,” said Hachigian. “Following our successful CEO transition over the past year, I have utmost confidence in JELD-WEN’s management team under Gary Michel’s leadership. I am pleased with the recent trajectory of the improvements in the business and I am confident that JELD-WEN has the right team, strategy, and operating cadence in place to achieve its goal of becoming a world-class company.”

Mr. Hachigian joined the board of directors in 2013, also serving as the company’s chief executive officer and executive chairman during his tenure.

“On behalf of the board of directors and the company, we thank Kirk for his outstanding leadership and dedication to JELD-WEN,” said Mr. Michel. “Kirk was instrumental in the company’s transformation into a publicly traded industry leader. During his time at JELD-WEN, the company has seen consistent top line growth and margin expansion and has completed 13 strategic acquisitions. Kirk has positioned us well for the future, and we are grateful for his legacy. I am personally thankful for the coaching and mentorship Kirk has provided to me during this transition.”

"We are very pleased with the progress made under Kirk's leadership, and thank him for his many years of service," said Mr. Ross. "With the new management team carrying forward the momentum created by Kirk, the board of directors and I believe JELD-WEN is poised to create significant shareholder value."

Conference Call Information
JELD-WEN management will host a conference call today, February 19, 2019, at 8 a.m. EST, to discuss the company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the company's website at http://investors.jeld-wen.com, or by dialing (866) 393-4306 (domestic) or (734) 385-2616 (international). A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.

For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.
About JELD-WEN
JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating manufacturing facilities in 20 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, N.C., JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.
Investor Relations Contact:
JELD-WEN Holding, Inc.
Chris Teachout
Investor Relations Manager
704-378-7007
investors@jeldwen.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance, the potential of our categories and brands, litigation outcomes, our outlook for 2019, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including the factors discussed in our Annual Reports on Form 10-K, and our Quarterly Reports on Form 10-Q, both filed with the Securities and Exchange Commission.

The assumptions underlying the guidance provided for 2019 include the achievement of anticipated improvements in end markets, competitive position, product portfolio, and internal operations; stable macroeconomic factors; continued inflation in materials and freight costs; no further changes in foreign currency exchange and tax rates; successful integration of recent acquisitions; and our future business plans. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Adjustments to Previously Reported Financial Information
The statement of operations for the three months and twelve months ended December 31, 2017 has been revised as a result of our retrospective application of ASU 2017-07, pursuant to which we reclassified certain amounts in our statement of operations for the three months and twelve months ended December 31, 2017. To conform with current period presentation of revenues, we reclassified certain amounts in our statement of operations for the three and twelve months ended December 31, 2017. The reclassifications were not material to our previously issued financial statements. The cumulative impact of the adjustments for the three months ended December 31, 2017 was a decrease in revenues of $0.2 million, decrease in cost of sales of $3.0 million, a decrease in selling, general and administrative expense of $1.6 million, and an increase in other expense of $4.5 million. The cumulative impact of the adjustments for the twelve months ended December 31, 2017 was a decrease in net revenues of $0.2 million, a decrease in cost of sales of $1.4 million, a decrease in selling, general and administrative expense of

$12.6 million, and an increase in other expense of $13.8 million. The corrections had no impact on net income or adjusted EBITDA. Please refer to our Form 10-K for year ended December 31, 2018 for additional details.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA as calculated herein for purposes of calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss), adjusted for the following items: loss from discontinued operations, net of tax; equity earnings of non-consolidated entities; income tax (benefit) expense; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on previously held shares of equity investment; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; other items; and costs related to debt restructuring and debt refinancing. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure.

Adjusted net income represents net income adjusted for the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, iv) other non-recurring expenses associated with certain matters such as our initial public offering, secondary offering, mergers, and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual effective tax rate.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Due to rounding, numbers presented throughout this document may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	December 31, 2018	December 31, 2017	% Variance
Net revenues	$1,091.1	$975.8	11.8%
Cost of sales	863.8	767.2	12.6%
Gross margin	227.3	208.5	9.0%
Selling, general and administrative	163.6	149.7	9.3%
Impairment and restructuring charges	8.0	9.0	(12.0)%
Operating income	55.8	49.8	12.0%
Interest expense, net	19.0	17.4	9.1%
Other (income) expense	(7.4)	(1.7)	321.4%
Income before taxes, equity earnings and discontinued operations	44.1	10.9	304.8%
Income tax (benefit) expense	4.5	105.6	(95.8)%
Income from continuing operations, net of tax	39.7	(94.7)	(141.9)%
Equity earnings of non-consolidated entities	—	1.0	(100.0)%
Net income	$39.7	$(93.7)	(142.3)%
Other financial data:
Adjusted EBITDA(1)	$109.6	$103.1	6.3%
Adjusted EBITDA Margin(1)	10.0%	10.6%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations
(In millions)

	Twelve Months Ended
	December 31, 2018	December 31, 2017	% Variance
Net revenues	$4,346.7	$3,763.7	15.5%
Cost of sales	3,423.0	2,914.3	17.5%
Gross margin	923.7	849.4	8.7%
Selling, general and administrative	733.7	572.5	28.2%
Impairment and restructuring charges	17.3	13.1	32.7%
Operating income	172.7	263.9	(34.6)%
Interest expense, net	70.8	79.0	(10.4)%
Gain on previously held shares of an equity investment	(20.8)	—	100.0%
Loss on debt extinguishment	—	23.3	100.0%
Other (income) expense	(13.0)	15.9	NM
Income before taxes, equity earnings and discontinued operations	135.6	145.8	(7.0)%
Income tax (benefit) expense	(8.0)	138.6	NM
Income from continuing operations, net of tax	143.5	7.2	1,906.9%
Equity earnings of non-consolidated entities	0.7	3.6	(79.7)%
Net income	$144.3	$10.8	1,237.0%
Other financial data:
Adjusted EBITDA(1)	$465.3	$437.6	6.3%
Adjusted EBITDA Margin(1)	10.7%	11.6%

(1) Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	December 31, 2018	December 31, 2017
Consolidated balance sheet data:
Cash, cash equivalents	$117.0	$220.2
Accounts receivable, net	471.7	453.3
Inventories	513.2	405.4
Total current assets	1,154.8	1,145.2
Total assets	3,054.4	2,862.9
Accounts payable	253.6	259.9
Total current liabilities	673.6	577.5
Total debt	1,477.9	1,273.7
Total shareholders’ equity	767.8	792.0

	Twelve Months Ended
Statement of cash flows data:	December 31, 2018	December 31, 2017
Net cash flow provided by (used in):
Operating activities	$219.7	$265.8
Investing activities	(284.1)	(189.8)
Financing activities	(67.5)	64.1

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income	$39.7	$(93.7)	$144.3	$10.8
Equity earnings of non-consolidated entities	—	(1.0)	(0.7)	(3.6)
Income tax (benefit) expense	4.5	105.6	(8.0)	138.6
Depreciation and amortization	34.8	30.7	125.1	111.3
Interest expense, net(1)	19.0	17.4	70.8	79.0
Impairment and restructuring charges	8.0	9.0	17.3	13.1
Gain on previously held shares of an equity investment	—	—	(20.8)	—
Gain on sale of property and equipment	0.2	(0.1)	0.1	(0.3)
Stock-based compensation expense	2.7	3.9	15.1	19.8
Non-cash foreign exchange transaction/translation loss (income)	(0.9)	(7.5)	—	(2.2)
Other non-cash items (2)	(8.4)	—	3.9	0.5
Other items(3)	10.0	15.4	117.9	47.0
Costs relating to debt restructuring and refinancing	—	23.4	0.3	23.7
Adjusted EBITDA(4)	$109.6	$103.1	$465.3	$437.6

(1)	For the year ended December 31, 2017, interest expense includes the write-off of $6.1 of original issue discount and deferred financing fees related to the repayment of debt.

(2)
Other non-cash items include: (i) charges of $(8.5) and $3.7 for fair value adjustments to the inventory acquired as part of our ABS and Domoferm acquisitions in the three and twelve months ended December 31, 2018, respectively; and (2) charges of $0.4 for the fair value adjustment to the inventory acquired as part of our Mattiovi acquisition inventory fair valuation in the twelve months ended December 31, 2017.

(3)
Other items not core to business activity include: (i) in the three months ended December 31, 2018, (1) $4.4 in acquisition costs, (2) $2.5 in entity consolidation and reorganization costs, (3) $1.1 in legal costs, and (4) $1.0 in costs related to the exit of the former CEO and CFO partially offset by (5) $(1.7) in realized gain on hedges ; (ii) in the three months ended December 31, 2017, (1) $9.3 in legal costs, (2)$2.1 in acquisition costs, (3) $1.5 in realized loss on hedges, (4) $0.9 in secondary offering costs, and (5) $0.6 in taxes related to equity-based compensation; (iii) in the twelve months ended December 31, 2018 (1) $76.5 in litigation contingency accruals, (2) $25.4 in legal costs, (3) $10.3 in acquisition costs, (4) $3.4 in costs related to the exit of the former CEO and CFO, and (5) $2.9 in entity consolidation and reorganization costs, partially offset by (6) $(5.4) in realized gain on hedges;and iv) in the twelve months ended December 31, 2017 (1) $34.2 in legal costs, (2) $4.2 in realized loss on hedges, (3) $3.5 in acquisition costs, (4) $2.2 in secondary offering costs, (5) 0.8 in tax consulting fees, (6) $0.7 in legal entity consolidation costs, (5) $0.6 in taxes related to equity-based compensation, and (6) $0.6 in facility ramp down costs, partially offset by (7) $(2.2) gain on settlement of contract escrow.

(4)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

	Three Months Ended		Twelve Months Ended
(amounts in millions, except share and per share data)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net income attributable to common shareholders	$39.7	$(93.7)	$144.4	$0.3
Undeclared preferred stock dividends related to pre-IPO share capitalization	—	—	—	10.5
Litigation contingency accrual	—	—	49.6	—
Legal and professional fees	3.7	6.7	23.2	24.4
Impact of U.S. tax cuts and jobs act	—	97.7	(40.2)	97.7
Non-cash foreign exchange transactions/translation (income) loss	(0.6)	(5.4)	—	(1.6)
Impairment and restructuring charges	5.4	6.5	11.2	9.4
Write-off of OID and debt issuance costs	—	—	—	4.4
Loss on extinguishment of debt	—	16.7	—	16.7
Gain on previously held shares of an equity investment	—	—	(13.5)	—
Inventory valuation adjustments related to acquisitions	(5.6)	—	2.5	—
Deferred tax liability write-off associated with equity investment	—	—	(7.1)	—
Adjusted net income	$42.5	$28.5	$170.1	$161.8

Diluted net income per share	$0.38	$(0.89)	$1.36	$—
Undeclared preferred stock dividends related to pre-IPO share capitalization	—	—	—	0.10
Impact of additional dilutive shares on the reported dilutive loss per share	—	0.03	—	(0.01)
Litigation contingency accrual	—	—	0.47	—
Legal and professional fees	0.04	0.06	0.22	0.22
Impact of U.S. tax cuts and jobs act	—	0.90	(0.38)	0.90
Non-cash foreign exchange transactions/translation (income) loss	(0.01)	(0.05)	—	(0.01)
Impairment and restructuring charges	0.05	0.06	0.11	0.09
Write-off of OID and debt issuance costs	—	—	—	0.04
Gain on previously held shares of an equity investment	—	0.15	(0.13)	0.15
Inventory valuation adjustments related to acquisitions	(0.05)	—	0.02	—
Deferred tax liability write-off associated with equity investment	—	—	(0.07)	—
Adjusted net income per share	$0.41	$0.26	$1.60	$1.48

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three and twelve months December 31, 2017	103,183,149	109,209,218	106,360,657	109,209,218
NOTE: Where applicable, adjustments to net income and net income per share are tax-effected at an effective tax rate of 32.2% and 35.2% for the three and twelve months ended December 31, 2018, respectively, and 28.0% for the three and twelve months December 31, 2017.

	Twelve Months Ended
	December 31, 2018	December 31, 2017
Net cash provided by operating activities	$219.7	$265.8
Less capital expenditures	118.7	63.0
Free cash flow	$101.0	$202.7

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	December 31, 2018	December 31, 2017
Net revenues from external customers			% Variance
North America	$621.6	$550.1	13.0%
Europe	302.5	276.4	9.4%
Australasia	166.9	149.2	11.9%
Total Consolidated	$1,091.1	$975.8	11.8%
Adjusted EBITDA(1)
North America	$68.2	$61.1	11.6%
Europe	29.3	35.3	(16.9)%
Australasia	24.0	21.2	13.0%
Corporate and unallocated costs	(11.9)	(14.5)	(18.0)%
Total Consolidated	$109.6	$103.1	6.3%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Twelve Months Ended
	December 31, 2018	December 31, 2017
Net revenues from external customers			% Variance
North America	$2,461.0	$2,157.9	14.0%
Europe	1,215.8	1,042.8	16.6%
Australasia	669.9	563.1	19.0%
Total Consolidated	$4,346.7	$3,763.7	15.5%
Adjusted EBITDA(1)
North America	$279.0	$273.6	2.0%
Europe	129.2	132.9	(2.8)%
Australasia	91.2	74.7	22.0%
Corporate and unallocated costs	(34.0)	(43.6)	(22.0)%
Total Consolidated	$465.3	$437.6	6.3%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.